Exhibit 99.1

SEE Reports
Q4 and Full Year 2021 Results
Provides 2022 Outlook

Net sales in Q4 of $1.5 billion, up 14% and in 2021 of $5.5 billion, up 13%
Net earnings in Q4 of $169 million, up 23% and in 2021 of $491 million, up 1%
Adjusted EBITDA in Q4 of $330 million, up 18% and in 2021 of $1,132 million, up 8%
EPS in Q4 of $1.12, up 27% and in 2021 of $3.22, up 4%
Adjusted EPS in Q4 of $1.12, up 26% and in 2021 of $3.55, up 11%
Cash flow from operations of $710 million, down 4% in 2021
Accelerating growth investments, CapEx of $213 million, up 18%, in 2021
CHARLOTTE, N.C., February 17, 2022 – SEE (NYSE: SEE) today reported financial results for the fourth quarter and full year 2021 and provided its 2022 outlook.
“We delivered strong sales and earnings, overcoming dramatic inflationary, supply, and COVID challenges. Our results are a testament to our culture, people, and powerful SEE Operating Engine.
We are building a world-class, digitally empowered company, acting like a startup to disrupt the markets we serve, our industry, and ourselves.
These are exciting times for us. We are making bold moves - investing in our people, operations, and customers to create significant value for our stakeholders,” said Ted Doheny, SEE’s President and CEO.

Unless otherwise stated, all results compare fourth quarter 2021 results to fourth quarter 2020 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis and constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

| 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Fourth Quarter Financial and Business Segment Highlights
Fourth quarter net sales in Food were $877 million, an increase of 16% as reported. Currency had an unfavorable impact of $11 million, or 1.5%. On a constant dollar basis, net sales increased 17%, with favorable price of 11% and volume growth of 6%. Higher volumes, which were experienced across all regions, were mainly led by favorable demand in food service and automated equipment solutions. Adjusted EBITDA of $204 million, or 23.3% of net sales, increased 20% from $170 million, or 22.4% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily attributable to higher volumes and favorable price/cost spread.
Fourth quarter net sales in Protective were $655 million, an increase of 12% as reported. The divestiture of Reflectix, Inc. (“Reflectix”) and currency fluctuation had an unfavorable impact of approximately 1% each. On an organic basis, net sales increased 14%, with favorable price of 13% and volume growth of 1%. EMEA delivered volume growth of 7%, while Americas' volumes were flat and APAC's were down 4%. Adjusted EBITDA of $126 million, or 19.3% of net sales, increased 10% from $115 million, or 19.7% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily attributable to favorable price/cost spread partially offset by higher operating costs.
SEE divested Reflectix in fourth quarter 2021. Cash proceeds of the sale are expected to be approximately $65 million, net of tax payments of approximately $17 million to be paid in 2022. Reflectix was a wholly-owned subsidiary that sells branded reflective insulation solutions, with operations in Markleville, Indiana. The divestiture of Reflectix is part of SEE’s continued strategic realignment of its business portfolio.
U.S. GAAP Summary
Fourth Quarter 2021
Net sales of $1.5 billion increased 14% as reported in fourth quarter 2021. Currency had an unfavorable impact of $16 million, or 1%.
Net earnings were $169 million, or $1.12 per diluted share, in fourth quarter 2021 as compared to net earnings of $138 million, or $0.88 per diluted share, in fourth quarter 2020. Fourth quarter 2021 was favorably impacted by Special Items of $1 million. The after tax gain on the sale of Reflectix was predominantly offset by restructuring costs and Tax Special Items.
The effective tax rate in fourth quarter 2021 was 31.6%, compared to 25.6% in fourth quarter 2020, due to the unfavorable impact from the sale of Reflectix. The prior year effective tax rate was favorably impacted by the benefit of a valuation allowance release.
Full Year 2021
Full year 2021 net sales of $5.5 billion increased 13% as reported. Currency had a favorable impact of $68 million, or approximately 1%.
Full year 2021 net earnings were $491 million, or $3.22 per diluted share, as compared to net earnings of $484 million, or $3.10 per share, in full year 2020. Special Items had an unfavorable impact of $50 million in 2021, primarily attributable to Tax Special Items, restructuring related costs, and a loss on debt redemption, partially offset by the gain on the sale of Reflectix. Tax Special Items were primarily expense items attributable to increases in uncertain tax positions and revaluation of deferred tax assets. Comparatively, Special Items had an unfavorable impact of $14 million in 2020.
The effective tax rate for full year 2021 was 31.4%, compared to 22.7% for full year 2020. The 2021 effective tax rate included incremental tax expense items associated with the gain on the sale of Reflectix and legislative and administrative changes to enacted foreign statutes. The 2020 effective tax rate included benefits from U.S. GILTI regulations issued in 2020 and a valuation allowance release.

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Non-U.S. GAAP Summary
Fourth Quarter 2021
Fourth quarter 2021 net sales increased approximately 15%, on a constant dollar basis benefiting from higher volumes and favorable price across all regions. Sales growth was led by the Americas, which increased 20% on an organic basis, followed by EMEA and APAC, which were up 13% and 4%, respectively.
Adjusted EBITDA was $330 million, or 21.5% of net sales for fourth quarter 2021, as compared to $279 million, or 20.8% of net sales for the same period last year. The Adjusted EBITDA performance was primarily due to favorable price/cost spread and higher volumes.
The Adjusted Tax Rate was 26.2% in fourth quarter 2021 compared to 22.3% in fourth quarter 2020. The fourth quarter 2020 Adjusted Tax Rate included the benefit of a valuation allowance release.
Adjusted earnings per diluted share were $1.12 in fourth quarter 2021, as compared to $0.89 in fourth quarter 2020. The increase in adjusted earnings per diluted share was primarily attributable to higher Adjusted EBITDA.
Full Year 2021
Full year 2021 net sales increased 11%, on a constant dollar basis, benefiting from higher volumes and favorable price across all regions. Sales growth was led by the Americas, which increased 13% on an organic basis, followed by EMEA and APAC, which were up 12% and 6%, respectively.
Adjusted EBITDA was $1,132 million, or 20.4% of net sales in 2021, compared to $1,051 million, or 21.4% of net sales for full year 2020. The improvement in Adjusted EBITDA was largely due to volume growth, partially offset by unfavorable price/cost spread on input cost inflation.
The Adjusted Tax Rate was 26.1% in 2021, compared to 24.5% in 2020. The 2020 Adjusted Tax Rate was favorably impacted by the issuance of U.S. GILTI regulations.
Adjusted earnings per diluted share were $3.55 for full year 2021 compared to adjusted earnings per diluted share of $3.19 for full year 2020.
Cash Flow and Net Debt
Cash flow provided by operating activities during full year 2021 was $710 million, as compared to $737 million during 2020. Capital expenditures increased to $213 million during full year 2021 to support growth initiatives, as compared to $181 million during 2020. Free cash flow, defined as net cash provided by operating activities less capital expenditures, was a source of $497 million during full year 2021, as compared to a source of $556 million, during the prior year.
During full year 2021, the Company spent $403 million to repurchase 7.9 million of its shares, and paid cash dividends of $116 million.
Net Debt, defined as total debt less cash and cash equivalents, decreased to $3.1 billion as of December 31, 2021 from $3.2 billion as of December 31, 2020. As of December 31, 2021, SEE had approximately $1.7 billion of available liquidity, comprised of $561 million in cash and $1,141 million of undrawn, committed credit facilities.
Outlook for Full Year 2022
“We are executing on our strategy to achieve world-class performance. We are increasing investments in automation, digital and sustainability to generate attractive returns and drive double-digit EPS growth, while maintaining a strong balance sheet,” said Chris Stephens, SEE’s Senior Vice President and Chief Financial Officer.
For the full year 2022, SEE expects net sales in the range of $5.8 billion to $6.0 billion, or an increase of 5% to 8%, which includes an unfavorable currency impact of approximately 2% and unfavorable divestiture impact of approximately 1%.

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Full year Adjusted EBITDA is expected to be in the range of $1.20 billion to $1.24 billion, which includes an unfavorable currency impact of approximately 2%.
The Company forecasts full year Adjusted EPS to be in the range of $3.95 to $4.15, which is based on approximately 150 million shares outstanding and an anticipated Adjusted Tax Rate of approximately 26%.
Free Cash Flow in 2022 is expected to be in the range of $510 million to $550 million, with capital expenditures in the range of $240 million to $260 million. Cash tax payments are expected to be in the range of $205 million to $215 million, reflecting earnings growth, the unfavorable impact of previous U.S. tax reform, and $17 million on the Reflectix gain.
Conference Call Information
SEE will host a conference call and webcast on Thursday, February 17, 2022 at 10:00 a.m. (ET) to discuss the Company's Fourth Quarter and Full Year 2021 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
About SEE
Sealed Air (NYSE: SEE) is in business to protect, to solve critical packaging challenges, and to make our world better than we find it. Our automated packaging solutions systems create a safer, more resilient and less wasteful global food supply chain, enable e-commerce, and protect goods transported worldwide.
Our globally recognized brands include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems, BUBBLE WRAP® brand packaging, and SEE™ Touchless Automation™ solutions.
SEE’s Operating Model, together with our industry-leading expertise in materials, engineering and technology, create value through more sustainable, automated, and digitally connected packaging solutions.
We are leading the packaging industry in creating a more environmentally, socially, and economically sustainable future and have pledged to design or advance 100% of our packaging materials to be recyclable or reusable by 2025, with a bolder goal to reach net-zero carbon emissions in our global operations by 2040. Our Global Impact Report highlights how we are shaping the future of the packaging industry. We are also committed to a diverse workforce and inclusive culture through our 2025 Diversity, Equity and Inclusion pledge.
SEE generated $5.5 billion in sales in 2021 and has approximately 16,500 employees who serve customers in 114 countries/territories. To learn more, visit sealedair.com.
Website Information
We routinely post important information for investors on our website, www.sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an “organic” and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA, and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue

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reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Total Company Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region." Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019 (COVID-19), changes in energy costs, environmental matters, the success of our restructuring activities, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our 2020 Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether because of new information, future developments or otherwise.

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Company Contacts

Investor Relations
Lori Chaitman
lori.chaitman@sealedair.com
516.458.4455

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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The supplementary information included in this press release for 2021 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions, except per share data)	2021	2020	2021	2020
Net sales	$1,531.5	$1,340.9	$5,533.8	$4,903.2
Cost of sales	1,056.1	916.5	3,852.9	3,293.9
Gross profit	475.4	424.4	1,680.9	1,609.3
Selling, general and administrative expenses	204.6	194.4	772.4	773.7
Gain (Loss) on sale of businesses and property and equipment	49.1	(0.4)	45.7	1.0
Amortization expense of intangible assets	9.7	9.5	38.8	37.5
Restructuring charges	10.0	(0.7)	14.5	11.0
Operating profit	300.2	220.8	900.9	788.1
Interest expense, net	(40.2)	(43.7)	(167.8)	(174.4)
Other (expense) income, net	(13.0)	7.8	(16.9)	12.5
Earnings before income tax provision	247.0	184.9	716.2	626.2
Income tax provision	78.0	47.4	225.0	142.1
Net earnings from continuing operations	169.0	137.5	491.2	484.1
Gain on sale of discontinued operations, net of tax	11.9	4.7	15.6	18.8
Net earnings	$180.9	$142.2	$506.8	$502.9
Basic:
Continuing operations	$1.14	$0.89	$3.26	$3.12
Discontinued operations	0.08	0.03	0.10	0.12
Net earnings per common share - basic	$1.22	$0.92	$3.36	$3.24
Diluted:
Continuing operations	$1.12	$0.88	$3.22	$3.10
Discontinued operations	0.08	0.03	0.10	0.12
Net earnings per common share - diluted	$1.20	$0.91	$3.32	$3.22
Weighted average number of common shares outstanding:
Basic	148.3	155.0	150.9	155.2
Diluted	150.3	156.0	152.4	156.0

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$561.0	$548.7
Trade receivables, net	620.3	541.0
Income tax receivables	28.8	71.2
Other receivables	83.7	69.5
Inventories, net	725.7	596.7
Current assets held for sale	—	0.3
Prepaid expenses and other current assets	50.1	54.1
Total current assets	2,069.6	1,881.5
Property and equipment, net	1,232.0	1,189.7
Goodwill	2,189.4	2,222.6
Identifiable Intangible assets, net	152.6	171.0
Deferred taxes	138.4	187.1
Non-current assets held for sale	1.5	—
Operating lease right-of-use-assets	63.8	76.1
Other non-current assets	382.0	355.8
Total assets	$6,229.3	$6,083.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$1.3	$7.2
Current portion of long-term debt	487.2	22.3
Current portion of operating lease liabilities	21.2	24.3
Accounts payable	959.9	754.2
Accrued restructuring costs	10.2	12.2
Income tax payable	22.7	19.9
Other current liabilities	504.8	527.3
Total current liabilities	2,007.3	1,367.4
Long-term debt, less current portion	3,219.6	3,731.4
Long-term operating lease liabilities, less current portion	44.5	53.2
Deferred taxes	46.7	31.0
Non-current liabilities held for sale	0.9	—
Other non-current liabilities	661.6	728.3
Total liabilities	5,980.6	5,911.3

Stockholders’ equity:
Preferred stock	—	—
Common stock	23.2	23.2
Additional paid-in capital	2,123.4	2,093.0
Retained earnings	2,790.7	2,400.7
Common stock in treasury	(3,754.7)	(3,380.9)
Accumulated other comprehensive loss, net of taxes	(933.9)	(963.5)
Total stockholders’ equity	248.7	172.5
Total liabilities and stockholders’ equity	$6,229.3	$6,083.8

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Calculation of Net Debt
(Unaudited)

(In USD millions)	December 31, 2021	December 31, 2020
Short-term borrowings	$1.3	$7.2
Current portion of long-term debt	487.2	22.3
Long-term debt, less current portion	3,219.6	3,731.4
Total debt	3,708.1	3,760.9
Less: cash and cash equivalents	(561.0)	(548.7)
Non-U.S. GAAP Net debt	$3,147.1	$3,212.2

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(In USD millions)	2021	2020
Net earnings	$506.8	$502.9
Adjustments to reconcile net earnings to net cash provided by operating activities(1)	271.3	306.9
Changes in operating assets and liabilities:
Trade receivables, net	(110.9)	27.4
Inventories	(165.7)	(25.2)
Income tax receivable/payable	45.7	(31.3)
Accounts payable	206.1	0.8
Customer advance payments	15.1	10.8
Other assets and liabilities	(58.7)	(55.3)
Net cash provided by operating activities	$709.7	$737.0
Cash flows from investing activities:
Capital expenditures	$(213.1)	$(181.1)
Investment in marketable securities	—	13.9
Proceeds related to sale of business and property and equipment, net(2)	89.4	12.4
Businesses acquired in purchase transactions, net of cash acquired	(0.1)	1.2
Payments related to debt, equity, and equity method investments	(18.0)	(8.2)
Settlement of foreign currency forward contracts	8.4	1.5
Proceeds of corporate owned life insurance	7.7	—
Other investing activities	—	0.5
Net cash used in investing activities	$(125.7)	$(159.8)
Cash flows from financing activities:
Net payments of short-term borrowings	$(5.9)	$(99.0)
Proceeds from long-term debt	601.5	—
Payments of long-term debt	(610.4)	(5.6)
Dividends paid on common stock	(115.6)	(100.4)
Repurchases of common stock	(403.1)	(33.0)
Payments for debt extinguishment costs	(17.0)	—
Impact of tax withholding on share-based compensation	(14.8)	(11.6)
Principal payments related to financing leases	(10.5)	(11.6)
Other financing activities	—	(0.5)
Net cash used in financing activities	$(575.8)	$(261.7)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$4.1	$(29.2)
Cash and cash equivalents	548.7	262.4
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$548.7	$262.4
Net change during the period	12.3	286.3
Cash and cash equivalents	561.0	548.7
Restricted cash and cash equivalents	—	—
Balance, end of period	$561.0	$548.7

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$709.7	$737.0
Capital expenditures for property and equipment	(213.1)	(181.1)
Free Cash Flow	$496.6	$555.9

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$175.2	$187.7
Income tax payments, net of cash refunds	$112.6	$102.0
Restructuring payments including associated costs	$27.7	$73.7
Non-cash items:
Transfers of shares of our common stock from treasury for our profit-sharing plan contributions	$28.0	$24.4

(1)    2021 primarily consists of depreciation and amortization of $186 million, share based compensation expense of $44 million, increase in deferred taxes of $37 million, profit sharing expense of $22 million, loss on debt redemption and refinancing activities of $19 million, partially offset by gain on sale of businesses / gain from discontinued operations of $59 million. 2020 primarily consists of depreciation and amortization of $174 million, share based compensation expense of $42 million, profit sharing expense of $28 million and $82 million increase in deferred taxes, partially offset by gain on an equity investment of $15 million.
(2)     Proceeds related to sale of business and property and equipment during the year ended December 31, 2021, primarily relate to the sale of the Reflectix business during the fourth quarter 2021.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations	$169.0	$1.12	$137.5	$0.88	$491.2	$3.22	$484.1	$3.10
Special Items(1)	(1.1)	(0.01)	2.1	0.01	49.6	0.33	14.3	0.09
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS(2)	$167.9	$1.12	$139.6	$0.89	$540.8	$3.55	$498.4	$3.19
Weighted average number of common shares outstanding - Diluted		150.3		156.0		152.4		156.0

(1)      Special Items include items in the table below.
(2)     Adjusted earnings per share for the three months ended December 31, 2021 does not sum due to rounding.

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions, except per share data)	2021	2020	2021	2020
Special Items:
Restructuring charges	$10.0	$(0.7)	$14.5	$11.0
Other restructuring associated costs	1.0	4.5	16.5	19.5
Foreign currency exchange loss due to highly inflationary economies	0.7	1.5	3.6	4.7
Loss on debt redemption and refinancing activities	3.9	—	18.6	—
Increase in fair value of equity investment	—	(15.1)	(6.6)	(15.1)
Impairment of debt investment	8.0	—	8.0	—
Charges related to acquisition and divestiture activity	0.7	2.0	2.6	7.1
Gain on sale of Reflectix	(45.3)	—	(45.3)	—
Other Special Items	1.6	2.5	3.5	6.8
Pre-tax impact of Special Items	(19.4)	(5.3)	15.4	34.0
Tax impact of Special Items and Tax Special Items	18.3	7.4	34.2	(19.7)
Net impact of Special Items	$(1.1)	$2.1	$49.6	$14.3
Weighted average number of common shares outstanding - Diluted	150.3	156.0	152.4	156.0
Gain (Loss) per share impact from Special Items	$0.01	$(0.01)	$(0.33)	$(0.09)

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    The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2021	2020	2021	2020
U.S. GAAP Earnings before income tax provision from continuing operations	$247.0	$184.9	$716.2	$626.2
Pre-tax impact of Special Items	(19.4)	(5.3)	15.4	34.0
Non-U.S. GAAP Adjusted Earnings before income tax provision from continuing operations	$227.6	$179.6	$731.6	$660.2

U.S. GAAP Income tax provision from continuing operations	$78.0	$47.4	$225.0	$142.1
Tax Special Items(1)	(8.9)	(5.9)	(31.9)	12.1
Tax impact of Special Items	(9.4)	(1.5)	(2.3)	7.6
Non-U.S. GAAP Adjusted Income tax provision from continuing operations	$59.7	$40.0	$190.8	$161.8

U.S. GAAP Effective income tax rate	31.6%	25.6%	31.4%	22.7%
Non-U.S. GAAP Adjusted income tax rate	26.2%	22.3%	26.1%	24.5%

(1)For the year ended December 31, 2021, Tax Special Items consist primarily of expense items attributable to increases in uncertain tax positions and revaluation of deferred tax assets for foreign legislation changes. For the year ended December 31, 2020, Tax Special Items reflect net benefits from audit settlements and retroactive application of GILTI regulations released in 2020.

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Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended December 31,
(In USD millions)	Food		Protective		Total Company
2020 Net Sales	$757.4	56.5%	$583.5	43.5%	$1,340.9	100.0%

Price	82.8	11.0%	78.5	13.4%	161.3	12.0%
Volume(1)	47.2	6.2%	5.1	0.9%	52.3	3.9%
Total organic change (non-U.S. GAAP)(2)	130.0	17.2%	83.6	14.3%	213.6	15.9%
Divestiture	—	—%	(7.4)	(1.2)%	(7.4)	(0.5)%
Total constant dollar change (non-U.S.GAAP)(2)	130.0	17.2%	76.2	13.1%	206.2	15.4%
Foreign currency translation	(10.9)	(1.5)%	(4.7)	(0.8)%	(15.6)	(1.2)%
Total change (U.S. GAAP)	119.1	15.7%	71.5	12.3%	190.6	14.2%

2021 Net Sales	$876.5	57.2%	$655.0	42.8%	$1,531.5	100.0%

	Year Ended December 31,
(In USD millions)	Food		Protective		Total Company
2020 Net Sales	$2,825.5	57.6%	$2,077.7	42.4%	$4,903.2	100.0%

Price	141.9	5.0%	154.4	7.5%	296.3	6.0%
Volume(1)	113.1	4.0%	160.7	7.7%	273.8	5.6%
Total organic change (non-U.S. GAAP)(2)	255.0	9.0%	315.1	15.2%	570.1	11.6%
Divestiture	—	—%	(7.4)	(0.4)%	(7.4)	(0.1)%
Total constant dollar change (non-U.S.GAAP)(2)	255.0	9.0%	307.7	14.8%	562.7	11.5%
Foreign currency translation	32.3	1.2%	35.6	1.7%	67.9	1.4%
Total change (U.S. GAAP)	287.3	10.2%	343.3	16.5%	630.6	12.9%

2021 Net Sales	$3,112.8	56.3%	$2,421.0	43.7%	$5,533.8	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

13

Sealed Air Corporation
Components of Change in Net Sales by Region(1)
(Unaudited)

	Three Months Ended December 31,
(In USD millions)	Americas		EMEA		APAC		Total
2020 Net Sales	$833.9	62.2%	$290.5	21.7%	$216.5	16.1%	$1,340.9	100.0%

Price	142.0	17.0%	13.7	4.7%	5.6	2.6%	161.3	12.0%
Volume(2)	23.8	2.9%	24.8	8.5%	3.7	1.7%	52.3	3.9%
Total organic change (non-U.S. GAAP)(3)	165.8	19.9%	38.5	13.2%	9.3	4.3%	213.6	15.9%
Divestiture	(7.4)	(0.9)%	—	—%	—	—%	(7.4)	(0.5)%
Total constant dollar change (non-U.S. GAAP)(3)	158.4	19.0%	38.5	13.2%	9.3	4.3%	206.2	15.4%
Foreign currency translation	(5.3)	(0.6)%	(7.7)	(2.6)%	(2.6)	(1.2)%	(15.6)	(1.2)%
Total change (U.S. GAAP)	153.1	18.4%	30.8	10.6%	6.7	3.1%	190.6	14.2%

2021 Net Sales	$987.0	64.4%	$321.3	21.0%	$223.2	14.6%	$1,531.5	100.0%

	Year Ended December 31,
(In USD millions)	Americas		EMEA		APAC		Total
2020 Net Sales	$3,135.6	64.0%	$1,031.6	21.0%	$736.0	15.0%	$4,903.2	100.0%

Price	262.4	8.4%	26.7	2.6%	7.2	1.0%	296.3	6.0%
Volume(2)	139.9	4.4%	100.3	9.7%	33.6	4.5%	273.8	5.6%
Total organic change (non-U.S. GAAP)(3)	402.3	12.8%	127.0	12.3%	40.8	5.5%	570.1	11.6%
Divestiture	(7.4)	(0.2)%	—	—%	—	—%	(7.4)	(0.1)%
Total constant dollar change (non-U.S. GAAP)(3)	394.9	12.6%	127.0	12.3%	40.8	5.5%	562.7	11.5%
Foreign currency translation	(8.2)	(0.3)%	41.4	4.0%	34.7	4.7%	67.9	1.4%
Total change (U.S. GAAP)	386.7	12.3%	168.4	16.3%	75.5	10.2%	630.6	12.9%

2021 Net Sales	$3,522.3	63.6%	$1,200.0	21.7%	$811.5	14.7%	$5,533.8	100.0%

(1)As of January 1, 2021, we consolidated the reporting of the North America and South America geographic regions, which are now collectively presented as Americas. No changes were made to EMEA or APAC. This change has no impact on our prior period consolidated results and is only the aggregation of the previously bifurcated continents.
(2)Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(3)Total organic change is a non-U.S. GAAP financial measure which excludes acquisitions within the first twelve months after acquisition, divestiture activity from the time of the sale, and the impact of foreign currency translation. Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

14

Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2021	2020	2021	2020
Adjusted EBITDA from continuing operations:
Food	$204.0	$169.7	$688.4	$647.5
Adjusted EBITDA Margin	23.3%	22.4%	22.1%	22.9%
Protective	126.3	115.0	446.2	408.0
Adjusted EBITDA Margin	19.3%	19.7%	18.4%	19.6%
Corporate	(0.6)	(6.0)	(3.0)	(4.4)
Non-U.S. GAAP Consolidated Adjusted EBITDA from continuing operations	$329.7	$278.7	$1,131.6	$1,051.1
Adjusted EBITDA Margin	21.5%	20.8%	20.4%	21.4%

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2021	2020	2021	2020
U.S. GAAP Net earnings from continuing operations	$169.0	$137.5	$491.2	$484.1
Interest expense, net	40.2	43.7	167.8	174.4
Income tax provision	78.0	47.4	225.0	142.1
Depreciation and amortization(1)	61.9	55.4	232.2	216.5
Special Items:
Restructuring charges	10.0	(0.7)	14.5	11.0
Other restructuring associated costs	1.0	4.5	16.5	19.5
Foreign currency exchange loss due to highly inflationary economies	0.7	1.5	3.6	4.7
Loss on debt redemption and refinancing activities	3.9	—	18.6	—
Increase in fair value of equity investment	—	(15.1)	(6.6)	(15.1)
Impairment of debt investment	8.0	—	8.0	—
Charges related to acquisition and divestiture activity	0.7	2.0	2.6	7.1
Gain on sale of Reflectix	(45.3)	—	(45.3)	—
Other Special Items	1.6	2.5	3.5	6.8
Pre-tax impact of Special items	(19.4)	(5.3)	15.4	34.0
Non-U.S. GAAP Consolidated Adjusted EBITDA from continuing operations	$329.7	$278.7	$1,131.6	$1,051.1

(1)     Depreciation and amortization by segment are as follows:

	Three Months Ended December 31,		Year Ended December 31,
(In USD millions)	2021	2020	2021	2020
Food	$32.4	$31.3	$129.1	$122.2
Protective	29.5	24.1	103.1	94.3
Total Company depreciation and amortization(i)	$61.9	$55.4	$232.2	$216.5

(i)    Includes share-based incentive compensation of $11.4 million and $45.8 million for the three months and year ended December 31, 2021, respectively, and $11.0 million and $42.3 million for the three months and year ended December 31, 2020, respectively.

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